Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts

Linda Hanson Echelon Corporation +1 (408) 790-3083 lhanson@echelon.com	Christine Simeone Lois Paul & Partners +1 (781)782-5773 christine_simeone@lpp.com

Echelon Appoints Enel SpA’s Livio Gallo to its Board of

Directors

Leading international utility executive will add deep smart grid industry expertise to Echelon’s Board

San Jose, California – June 30, 2011 – Echelon Corporation (NASDAQ: ELON) today announced the appointment of Livio Gallo, Managing Director of the Networks and Infrastructures Division of Enel SpA and CEO of Enel Distribuzione SpA, the largest Italian utility, to the Echelon board of directors effective immediately. As the top operational executive at Enel, among his other responsibilities, Mr. Gallo oversees its 32 million smart meter system in Italy and its drive to bring the smart grid to key geographies worldwide.

“The relationship between Enel and Echelon goes back more than a decade. Echelon contributed with their leading communication technology to deploy ENEL Telegestore project that is still the the largest Smart Metering system in operation worldwide. Now, we share a vision of extending intelligence to the edge of the grid,” said Livio Gallo, Managing Director of the Networks and Infrastructures Division of Enel SpA and CEO of Enel Distribuzione SpA. “I look forward to joining the board of Echelon and supporting management to make this a reality.”

“We are very pleased to welcome Livio to Echelon’s board of directors,” said Ron Sege, Echelon president and CEO. “Livio brings 30 years of international energy industry insight and expertise to the board, and Enel is in the forefront of the smart grid worldwide. Livio will be a strong addition to our Board.”

Mr. Gallo has been the Managing Director of Networks and Infrastructure Division of Enel and CEO of Enel Distribuzione since 2005, leading innovation and driving the future evolution of their 32 million customer Italian smart grid deployment. He has held various executive management positions at Enel since 1999 including Executive Vice President of Regulated Sales Area, responsible for selling energy to 30 million residential and business customers, and Executive Vice President of Sales Area, managing the privatizing of Enel’s 15,000 MW of generation power. Prior to Enel, Mr. Gallo was with Elsag Bailey Process Automation, a Finmeccanica Group’s company, as Area Vice President West Europe and Africa, providing automation products and solutions for the Industry and Energy markets. Mr. Gallo is on the board of Chilectra, the Latin America Distribution Company of the Enel Group, and CEI, the Italian Electrical Committee, and also serves as president of Enel Sole, which is responsible for managing public lighting for 4,000 Italian municipalities. He is Chairman of EDSO for Smart Grid Association and Vice Chairman of the Eurelectric DSO Director’s Gathering.

Enel has had the right to appoint a qualified director to Echelon’s Board since it entered into a stock purchase agreement with Echelon in 2000.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is the world’s leading open-standard energy control networking company. Echelon technologies connect more than 35 million homes, 300,000 buildings and 100 million devices to the smart grid, and help customers save 20% or more on their energy usage. With more than 20 years of experience in energy control, Echelon delivers a wide range of innovative solutions to commercial and electric utility customers. More information about Echelon can be found at http://www.echelon.com.

###

Echelon, LonWorks, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties, including risks that Echelon offerings do not perform as designed or do not offer the expected benefits and savings;; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.